Exhibit 21

Subsidiaries

Avcon Industries, Inc., a Kansas Corporation
Avcon ISR Solutions, Inc., a Kansas Corporation
Avcon Leasing Inc., a Kansas Corporation
Butler Avionics, Inc., a Kansas Corporation
Butler National, Inc., a Nevada Corporation
Butler Temporary Services, Inc., a Kansas Corporation
Butler National Corporation, a Nebraska Corporation
Kansas International Corporation, a Kansas Corporation
Kansas International DDC, LLC, a Kansas Limited Liability Company
Butler National Service Corporation, a Kansas Corporation
Indian Gaming Services, Inc., a Kansas Corporation
BHCMC, LLC, a Kansas Limited Liability Company
BHCRRE, LLC, a Kansas Limited Liability Company
Butler Machine, LLC, a Missouri Limited Liability Company